Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Community Health Systems, Inc. and subsidiaries, and the effectiveness of Community Health Systems, Inc.’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

July 31, 2018